Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made by and between Jeffrey Croft (“Employee”), and DOMINION HOMES, INC., an Ohio corporation, whose address is 4900 Tuttle Crossing Blvd., P.O. Box 4900, Dublin, Ohio 43016-5555 (the “Company”).

WHEREAS, Employee has been serving as an officer and employee of the Company under the terms of an Employment Agreement dated March 6, 2006 (the “Employment Agreement”);

WHEREAS, the Company and Employee have mutually decided terminate Employee’s employment (with respect to his status as an officer and employee) with the Company and all of its affiliates effective as of December 20, 2007 (the “Separation Date”);

WHEREAS, the parties desire to set forth all agreements and understandings concerning Employee’s separation from service from the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and to amicably resolve all differences between them,

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1. Severance Arrangements. In consideration for the mutual promises set forth below, the parties have agreed to the following severance arrangements:

(a) Lump-Sum Severance Payment. Provided that this Agreement becomes effective and Employee does not exercise his right to revoke this Agreement as set forth herein, the Company shall pay Employee an amount equal to $575,000, less applicable withholdings for federal, state and local taxes, on the first day of the seventh month following the Separation Date. In the event of Employee’s death prior to the time that the payment required under this Paragraph 1(a) has been made, such payment shall be paid to Employee’s beneficiary as designated by Employee in writing prior to Employee’s death or, in the absence of a beneficiary designation or if the designated beneficiary does not survive Employee, to Employee’s estate.

(b) Health Care Coverage. The Company shall pay Employee an amount equal to $25,200, less applicable withholdings for federal, state and local taxes, within ten (10) days of the date on which Employee’s right to revoke this Agreement expires in accordance with Paragraph 5(c). If Employee elects COBRA coverage, Employee may, in Employee’s sole discretion, use such amount to pay COBRA premium payments consistent with the family health, dental and vision coverage in existence at the time of Employee’s separation. The Company shall have no obligation to pay COBRA premiums directly, and Employee acknowledges that he will not receive any additional cash payment from the Company for these premiums.

(c) Blackberry®. Employee will be allowed to keep his Company Blackberry® device after the Separation Date if he so desires, but Employee shall transfer the device to a cell phone service account within thirty (30) days of the Separation Date and shall thereafter be solely responsible for all charges and expenses incurred in connection therewith.

(d) Insurance Coverage. As of the Separation Date, the Company will no longer pay for Employee’s long term disability coverage and life insurance coverage; however, Employee may elect to convert these policies to personal policies which Employee will pay for at his own expense, provided that conversion is permitted by the terms of such policies.

(e) Miscellaneous. Employee will be entitled to payment of his final paycheck, covering the period of his active employment, less applicable withholdings for federal, state and local taxes, within ten (10) days following the Separation Date.

(f) Waiver of Benefits. Except as specifically provided in this Paragraph 1, Employee agrees that, as of the Separation Date, he is waiving any rights to all unvested interests in any employee benefits that Employee may have received as a result of Employee’s employment with the Company. These interests may include, but are not limited to, the following:

•	Monthly automobile and gasoline allowance;

•	All rights under the Company’s executive medical reimbursement plan, except for those eligible expenses that have been incurred, but not yet reimbursed, as of the separation date; and

•	Any accrued, but unused vacation.

2. Employment Agreement, Restricted Stock Award Agreement, Confidentiality, and Cooperation Covenant.

(a) Extinguishment of Employment Agreement Except for Noncompetition, Confidential Information and Intellectual Property Provisions. Employee agrees that this Agreement supersedes and extinguishes his Employment Agreement (the “Employment Agreement”), and any other similar agreements; except that Paragraphs 10, 11 and 12 of the Employment Agreement, which respectively relate to Noncompetition, Confidentiality and Intellectual Property shall remain in full force and effect and are incorporated herein as binding material terms of this Agreement. Notwithstanding the forgoing, Employee and the Company agree that the period of noncompetition specified in Paragraph 10 of the Employment Agreement is hereby reduced from eighteen (18) months to twelve (12) months.

(b) Restricted Stock. Notwithstanding any provision in this Agreement, Employee and the Company agree that Employee hereby forfeits and relinquishes all shares of the Company’s stock granted to Employee pursuant to the Restricted Stock Award Agreement executed on or about May 11, 2006, the

Amended and Restated 2003 Stock Option and Incentive Equity Plan or any other stock award or stock option or incentive equity plan which have not vested pursuant to such agreement or plan prior to the Separation Date, and Employee and the Company agree that the termination of Employee’s employment with the Company shall not effect or cause a lapse of any restriction with respect to any previously granted shares of restricted stock and shall not effect or cause an acceleration of vesting of any shares of stock unvested prior to the Separation Date.

(c) Confidentiality of this Agreement. Employee agrees to keep the existence and terms of this Agreement and the settlement it embodies strictly confidential, unless disclosure is required pursuant to an order by a court of competent jurisdiction. Employee may make disclosures regarding the existence, terms, and conditions of this Agreement to his spouse, attorney(s), or tax advisor(s) provided they are advised of the terms of this Paragraph.

(d) Cooperation Covenant. Employee agrees to cooperate with the Company (and its officers, directors and employees), after the Separation Date in the following areas:

(i) Employee agrees [a] during the first thirty (30) days following the Separation Date to be available for at least sixty (60) hours to provide to the Company’s officers, directors and employees assistance, guidance, information and transitional services and thereafter to be reasonably available to answer questions for the Company’s officers, directors and employees regarding any matter, project, initiative or effort for which Employee was responsible or had substantial involvement in while employed by the Company, and [b] to cooperate with the Company during the course of all third-party proceedings arising out of the Company’s business about which Employee has knowledge or information. For purposes of this Agreement, “proceedings” includes internal investigations, administrative or regulatory investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony), and “cooperation” includes [1] Employee’s being reasonably available at the Company’s request for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company; [2] providing any and all documents in Employee’s possession that relate to the proceeding; and [3] providing assistance in locating any and all relevant notes and/or documents. Provided any such cooperation is reasonable in scope and time commitment, the Company shall reimburse Employee’s reasonable, documented expenses, including attorney’s fees, if any, incurred as a result of his cooperation with the Company, but it shall not otherwise be required to compensate Employee therefor. The parties agree that such required cooperation will not unreasonably interfere with Employee’s employment or efforts to obtain employment.

(ii) Unless compelled to do so by lawfully-served subpoena or court order, or authorized to do so by the Company in writing, Employee agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including private investigator), media representative, or former employee or director relating to any substantive matter regarding the Company and its affairs (including pending or threatened lawsuits or administrative investigations) about which Employee has knowledge or information as a result of his service with the Company. Employee also agrees to notify the Company’s Corporate Counsel and Secretary immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section. This paragraph will not apply to requests by any government entity or investigation in connection with an investigation or legal proceeding brought against the Company by a governmental entity.

Employee also agrees not to make any false or disparaging comment concerning the Company, whether orally or in writing, and whether concerning Employee’s employment with the Company or otherwise, to any third party, including, but not limited to, any customer, supplier, or vendor of the Company, or print or broadcast media company or employee. The Company agrees that senior management will not make any false or disparaging comment concerning Employee, whether orally or in writing, and whether concerning Employee’s employment with the Company or otherwise to any third party. This restriction shall not apply to communications to government officials in conducting a governmental investigation or government lawsuit. Employee represents and warrants, however, that he has no knowledge or information of any violation of law or ethics by the Company or its employees.

(e) Remedies. The Company and Employee agree that, in the event of a breach of the provisions of this Paragraph 2, the non-breaching party shall be entitled to injunctive relief to enforce the provisions of this Paragraph 2 and to liquidated damages of $10,000 for each proven violation in addition to any other remedies that may be available. Any liquidated damages due under this Paragraph 2(e) shall be paid by the breaching party by no later than March 15 of the calendar year following the calendar year in which the applicable violation is proven.

3. Release. Employee hereby releases and forever discharges the Company and its affiliates, their successors, assigns, and their past and present officers, directors, employees, agents, attorneys, insurers and shareholders, personally and in their representative capacities, from any and all claims, demands or causes of action, of whatever nature, whether legal or equitable, whether known or unknown, in any manner arising out of Employee’s employment with or separation from the Company.

Employee acknowledges that the amounts set forth in Paragraph 1 of this Agreement, upon payment, shall represent full and complete satisfaction of any and all monies purportedly due and owing to Employee arising out of, or relating in any way to, Employee’s employment with or separation from service from the Company. Employee therefore expressly releases and waives his rights to pursue any and all claims, demands or causes of action against the Company regarding any of the employee benefits that he participated in as an employee, except as noted above. Employee acknowledges that he is aware of his rights under federal, state and local statutory and common law, including those laws relating to age discrimination under the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.) and the Older Workers Benefit Protection Act (29 U.S.C. §§ 623 et seq.), and acknowledges that he has been advised of his right to consult with an attorney regarding his rights under such laws, and acknowledges that the consideration being paid in connection with this Agreement is conditioned on his waiver of any and all such rights.

4. Indemnification. Employee warrants and represents that he is not aware of any family member who has suffered loss of his services, companionship, emotional injury, physical injury, or any other harm or damages of any kind as a result of or related in any way to Employee’s employment with or separation from service from the Company. Additionally, Employee agrees to indemnify and hold the Company and its affiliates harmless for any claims, demands, costs, damages, judgments, attorneys’ fees, and costs asserted against or incurred by the Company or its affiliates as a result of or in defense of any action brought against the Company or its affiliates by any family member that arises out of or is in any way related to Employee’s employment with or separation from service from Company or any other event arising prior to the date of this Agreement.

This Agreement shall not supersede, eliminate or replace the rights and obligations of the Employee and the Company provided in that certain Indemnification Agreement dated November 9, 2007 between the Employee and the Company.

5. Compliance with Older Workers’ Benefit Protection Act. The Parties desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Employee acknowledges that he has been advised of the following rights:

(a) Employee understands that state and federal laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, or disability. Employee further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and release the Company from any and all such claims.

(b) Employee acknowledges that he has been advised in writing to consult with his attorney, has been provided with a reasonable opportunity to consult with his attorney, and has, in fact, consulted with his attorney prior to signing this Agreement, which contains a general release and waiver of claims.

(c) Employee acknowledges that he was given the opportunity to consider the terms of this Agreement for twenty-one (21) days before signing it and has used as much or as little of that time as he needed. Employee also acknowledges that he has seven (7) days following his signing of this Agreement to revoke it (the “Revocation Period”). If he revokes this Agreement, it will be null and void and the Company shall have no obligation to perform any terms set forth in this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired.

(d) Employee acknowledges that he is receiving pursuant to this Agreement consideration in addition to that to which he is already entitled.

6. Breach and Specific Enforcement. Both parties agree and acknowledge that this Agreement may be used as evidence in any subsequent proceeding in which either party alleges a breach of this Agreement or asserts claims inconsistent with its terms. In the event that further legal action becomes necessary to enforce any of the terms of this Agreement, the parties agree that any party that prevails in enforcing this Agreement through judgment, ruling, court order, or settlement shall be entitled to recovery, in addition to such party’s damages or any equitable relief, such party’s reasonable costs, expenses, and attorneys’ fees. If the party bringing the action fails, however, that party shall pay the prevailing party’s reasonable costs, expenses and attorneys’ fees incurred in defending the action. In addition, from the effective date of this Agreement, if Employee breaches the noncompetition, confidentiality, cooperation or intellectual property provisions referenced in Paragraph 2 of this Agreement, the Company will be entitled, in addition to other rights and remedies including injunctive relief, to stop any remaining payments still owed to Employee under Paragraph 1 of this Agreement.

7. Successors and Assigns. The Company and Employee expressly agree that this Agreement shall remain binding and effective, in accordance with its terms, between Employee and any successor or assign of the Company, including a successor or assign by merger or acquisition of all or substantially all of the Company’s assets or shares.

8. Controlling Law. This Agreement shall be construed under and governed by the laws of the State of Ohio.

9. Compliance with Agreement and Severability. No failure by the Company to insist upon compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy, upon any default of Employee shall affect, or constitute a waiver of, the Company’s right to insist upon strict compliance, exercise that option, enforce that right, or seek that remedy with respect to the default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect, or constitute a waiver of, the Company’s right to demand strict compliance with all provisions of this Agreement. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and that determination becomes final, the provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

10. Agreement Complete. All agreements and understandings among the parties are embodied and expressed herein. The terms of this Agreement are contractual and not a mere recital and the parties intend this Agreement to be a substituted contract, not an executory accord.

EMPLOYEE HAS READ THE FOREGOING AGREEMENT AND FULLY UNDERSTANDS IT. EMPLOYEE ALSO ACKNOWLEDGES THAT HE WAS GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, THAT HE WAS ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT HE HAS THE RIGHT TO REVOKE THIS AGREEMENT, IN WRITING, FOR A PERIOD NOT TO EXCEED SEVEN (7) DAYS AFTER THE DATE ON WHICH IT IS SIGNED BY HIM. EMPLOYEE FURTHER ACKNOWLEDGES THAT IF HE FAILS TO EXERCISE THIS RIGHT TO REVOKE, THIS AGREEMENT WILL IMMEDIATELY BECOME A BINDING CONTRACT AS TO ITS TERMS. EMPLOYEE NOW VOLUNTARILY SIGNS THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING HIS AGREEMENT AND WILLINGNESS TO BE BOUND BY ITS TERMS. EMPLOYEE ACKNOWLEDGES THAT HE IS RECEIVING PURSUANT TO THIS AGREEMENT CONSIDERATION IN ADDITION TO THAT TO WHICH HE IS ALREADY ENTITLED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

DOMINION HOMES, INC.

By:	/s/ Douglas G. Borror	/s/ Jeffrey Croft
Jeffrey Croft
Its:	Chief Executive Officer
Date: December 20, 2007		Date: December 20, 2007